UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
March 15, 2016

NUANCE COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36056	94-3156479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Wayside Road Burlington, Massachusetts 01803
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 565-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On March 9, 2016, Nuance Communications, Inc. (the “Company”) announced that it had entered into an agreement (the “Stock Purchase Agreement”) to repurchase 26,315,790 shares of common stock, $0.001 par value of the Company (the “Common Stock”) at a price of $19.00 per share (the “Repurchase”) from Icahn Partners LP, Icahn Partners Master Fund LP and High River Limited Partnership (collectively, the “Icahn Group”). The Repurchase closed on March 15, 2016. At the closing, the Company issued a promissory note (the “Promissory Note”) in the principal amount of approximately $125 million to Icahn Capital LP (as agent for the Icahn Group). The Promissory Note bears interest at a rate per annum equal to 2.63515% and has a maturity date of June 13, 2016. The foregoing description of the Promissory Note does not purport to be complete and is qualified by reference to the Promissory Note, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference.
The Company expects that the Repurchase will have the following impact on full year fiscal 2016 results: reduce the basic and diluted weighted average common shares outstanding by approximately 14.5 million shares, and result in a net increase in expenses of approximately $5.0 million in both GAAP and non-GAAP results, comprising incremental interest expense related to the Promissory Note, forgone interest income related to use of cash in the Repurchase, and taxes related to the transaction. The Company expects these adjustments will have a dilutive impact of approximately $(0.02) on GAAP net loss per share and an accretive impact of approximately $0.05 on non-GAAP net income per share for the full year fiscal 2016, and a negligible net effect in Q2 16.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information contained in Item 1.01 hereof relating to the Promissory Note is incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Promissory Note dated March 15, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUANCE COMMUNICATIONS, INC.

Date: March 15, 2016	By:	/s/ Kenneth M. Siegel
Kenneth M. Siegel Executive Vice President and Chief Legal Officer

EXHIBIT INDEX

Exhibit No.    Description

10.1	Promissory Note dated March 15, 2016

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